UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 12, 2016

Date of Report (Date of earliest event reported)

EXPERIENCE ART AND DESIGN, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-174155	81-1082861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7260 W. Azure Drive, Suite 140-952, Las Vegas, NV	89130
(Address of principal executive offices)	(Zip Code)

702-347-8521

Registrant’s telephone number, including area code

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 Regulation FD Disclosure

Fiscal 2016 was a foundation year with significant progress for Experience Art & Design (EXAD). New Management entered and several initiatives were executed to both clean up the balance sheet and diversify revenue streams. Twelve months later, the Company’s posture is much stronger.

EXAD Management has worked to reduce liabilities and better position the Company going forward. We have made progress, but wish to finish the year in the spirit with which we began. Accordingly, Management has elected to forgo all salary for FY2016. This action reduces total liabilities to $233,547 from $381,044 at the beginning of 2016. The elimination of salary will be reflected on the 4Q2016 balance sheet.

EXAD is working to complete another of its other strategic goals which is to diversify revenue streams.  Management wishes to add other non-dry cleaning businesses to the overall Company that adds shareholder value while deals with Metropolitan are closing. The Company is finalizing negotiations to add another company under EXAD as a subsidiary. This entity has a strong balance sheet with both cash and liquid assets.

Metropolitan Dry Cleaners is working daily with the Sellers of a seven-unit environmentally friendly, perc free dry cleaning company to upgrade their accounting software so an audit can begin immediately. Metropolitan is not currently seeking any other opportunities until this transaction closes. The Sellers are working on adding an 8th location which will be purchased upon the closing of the first seven units.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPERIENCE ART AND DESIGN, INC.

DATE: December 12, 2016	/s/Derrick Lefcoe
Derrick Lefcoe
Chief Executive Officer